UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 18, 2013

Date of Report (Date of earliest event reported)

Erickson Air-Crane Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (503) 505-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Evergreen Helicopters, Inc. Stock Purchase Agreement

On March 18, 2013, Erickson Air-Crane Incorporated (the “Company”) entered into a Stock Purchase Agreement (the “EHI Agreement”) with Evergreen International Aviation, Inc., an Oregon corporation (“EIA”), Evergreen Helicopters, Inc., an Oregon corporation and wholly owned subsidiary of EIA (“EHI”), EAC Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (the “Buyer”), and Mr. Delford M. Smith. Pursuant to the EHI Agreement, the Company has agreed to purchase from EIA all of the issued and outstanding capital stock of EHI for an aggregate purchase price of: (i) $185.00 million in cash; (ii) 4,008,439 shares of a new class of mandatorily convertible preferred stock of the Company (the “Preferred Stock”), valued at $47.50 million based on an agreed value of $11.85 per share, to be created prior to the closing (the “Closing”) of the transactions contemplated by the EHI Agreement (collectively, the “Transaction”); (iii) $17.50 million aggregate principal amount promissory notes issued by the Company (collectively, the “Purchase Price Note”); and (iv) a contingent amount up to a maximum of $26.25 million, payable at the Company’s option in earn-out notes (each an “Earn-Out Note”) or cash, that may be payable by the Company based on EHI’s revenues during the years ended December 31, 2013, 2014 and 2015 (the “Earn-Out Consideration”). The cash consideration is subject to certain adjustments, including adjustments based on working capital levels at the Closing.

The parties to the EHI Agreement have made certain representations and warranties to each other and have agreed to certain covenants in the EHI Agreement. The EHI Agreement also provides that EIA will indemnify the Buyer and its officers, directors and affiliates against losses resulting from breaches by EHI or EIA of their representations, warranties and covenants set forth in the EHI Agreement, specified litigation and environmental matters, and certain other matters. Of the cash consideration to be paid to EIA, $5.00 million will be deposited into an escrow account, of which $3.50 million shall serve as security for EIA’s indemnification obligations for a period of 15 months and $1.50 million of which shall be used to satisfy any working capital shortfall. EIA’s indemnification obligations are subject to certain thresholds, caps, exclusions and requirements and will be backed, in part, by insurance policies to be obtained by the Company.

The Closing is subject to various conditions, including but not limited to:

•	the absence of applicable legal restraints or prohibitions on, or legal proceedings seeking to restrain, the Transaction;

•	the consents from certain EHI lenders and other third parties, and release of certain liens and guarantees by the EHI lenders;

•	that the representations and warranties of the parties remain true and correct at the Closing, subject to certain exceptions;

•	the performance, in all material respects, of covenants and agreements required to be performed prior to the Closing;

•	the absence of any material adverse effect on EHI; and

•

the Buyer having obtained $310.00 million of funded debt financing and a revolving credit or similar working capital facility having aggregate availability of no less than $50.00 million, on terms reasonably acceptable to it (collectively, the “Debt Financing”).

A substantial portion of the cash consideration, a portion of the shares of Preferred Stock, and the entire aggregate principal amount of the Purchase Price Note are, at the irrevocable direction of EIA, to be delivered to EIA’s first lien lenders. In connection therewith, the Company has entered into a Securities Purchase Agreement with EIA’s first lien lenders (the “First Lien Lender SPA”). A portion of the shares of Preferred Stock are, at the irrevocable direction of EIA, to be delivered to EIA’s second lien lenders. In connection therewith, the Company has entered into a Stock Purchase Agreement with EIA’s second lien lenders (the “Second Lien Lender SPA,” and together with the First Lien Lender SPA, the “Lender SPAs”). Two of our directors, and our largest shareholder, are affiliates of certain of the second lien lenders holding in excess of 50% of the aggregate principal amount of the second lien loans. The parties to the Lender SPAs have made certain representations and warranties to each other and have agreed to certain covenants and indemnities in the Lender SPAs.

The Preferred Stock would be mandatorily convertible into shares of the Company’s common stock on a one-for-one basis, subject to certain adjustments, upon a written demand of mandatory conversion by the Company no later than 10 days after the Company has received approval of its stockholders necessary to approve the conversion of the Preferred Stock into common stock for purposes of Rule 5635 of the NASDAQ Marketplace Rules. The Preferred Stock will have no voting rights and it will participate in any dividends declared in respect of shares of the Company’s common stock on an as-converted basis. Beginning on the 120th day following the Closing (the “Rate Date”), the Preferred Stock will accrue dividends at a rate of 5% per annum on the then-effective liquidation preference per share plus accrued and unpaid dividends, which rate will increase by 1% per annum on each one-year anniversary of the Rate Date. Dividends will be payable quarterly in arrears commencing on the last day of the first quarter following the Rate Date and will accumulate during each quarterly dividend period. If all dividends payable on Preferred Stock have not been paid, the Company may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any equity interests of the Company or any of its subsidiaries, subject to certain exceptions. Upon specified liquidation and deemed liquidation events, before any distribution of assets is made to holders of any class of Company securities junior to the Preferred Stock (including common stock) the holders of the Preferred Stock would be entitled to receive liquidating distributions in an amount equal to the greater of (i) $11.85 per share of Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the payment or distribution to which such holders would be entitled if the Preferred Stock were converted into Company common stock plus all accrued but unpaid dividends thereon. At any time on or after the five-year anniversary of the issuance of the Preferred Stock, the Company may redeem all, but not less than all, the shares of Preferred Stock at the time outstanding, at a redemption price per share payable in cash equal to the greater of (i) 125% of the sum of $11.85 per share of Preferred Stock plus any accrued but unpaid dividends thereon, and (ii) 110% of the number of as-converted shares of common stock multiplied by the current market price plus all accrued but unpaid dividends.

The Purchase Price Note will be issued by the Company to EIA’s several first lien lenders pursuant to the First Lien Lender SPA. The Purchase Price Note will accrue interest at a fixed rate of 6% per annum, will mature 7.5 years following the date of the Closing, and may be prepaid at the option of the Company. Upon an event of default under the Purchase Price Note, the accrual rate will increase to 8% per annum until the event of default is cured. The Company has agreed to pay, in cash, quarterly installments of interest only (in arrears) until March 31, 2015, after which date the Company has agreed to pay, in addition to such interest, on a quarterly basis $1.00 million in principal. Upon any refinancing of the Debt Financing or certain other material financing transactions, the principal amount of the Purchase Price Note with all accrued interest thereon will become due and payable. Upon a change of control (as defined in the Purchase Price Note), the principal amount together with all accrued interest shall forthwith be due and payable. Until the principal amount of the Purchase Price Note together with all accrued interest thereon has been paid in full, the Company and its subsidiaries may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any equity interests of the Company or any of its subsidiaries, subject to certain exceptions.

Each Earn-Out Note will accrue interest at a fixed rate of 10% per annum. On each anniversary of the date an Earn-Out Note is issued, the Company has agreed that the interest accrued during such annual period shall be added to the outstanding principal balance of the Earn-Out Note, subject to the Company’s right to pay all or a portion of such accrued interest in cash on the applicable anniversary date. Upon an event of default under the Earn-Out Note, the accrual rate will increase to 12% per annum until the event of default is cured. The Company may prepay any Earn-Out Note and, if prepaid in full on or prior to its first anniversary, the Company may prepay any Earn-Out Note in full by paying the holder an amount equal to 90% of the entire principal amount of such Earn Out Note then outstanding, together with accrued interest thereon. Any Earn-Out Note will mature on the earlier to occur of a change of control of the Company or 180 days following the maturity date of the Debt Financing. Upon a change of control (as defined in an Earn-Out Note), (i) any Earn-Out Consideration that has been earned, whether or not evidenced by an Earn-Out Note, shall become immediately due and payable; and (ii) as to any future earn-out periods, the acquiring or surviving person in such transaction shall, at its option, either assume all of Company’s obligations with respect to the Earn-Out Consideration or the Company shall pay to EIA the maximum Earn-Out Consideration for such periods on or immediately following such change of control. Until the principal amount of all Earn-Out Notes together with all accrued interest thereon have been paid in full, the Company and its subsidiaries may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any equity interests of the Company or any of its subsidiaries, subject to certain exceptions.

The description of the EHI Agreement (including the description of the Preferred Stock, the Purchase Price Note, and the Earn-Out Note), the First Lien Lender SPA, and the Second Lien Lender SPA provided above do not purport to be complete and are qualified in their entirety by reference to the full and complete terms of the EHI Agreement (including the forms of Certificate of Designation, Purchase Price Note, and Earn-Out-Note) attached hereto as Exhibit 99.1, the First Lien SPA attached hereto as Exhibit 99.2, and the Second Lien Lender SPA attached hereto as Exhibit 99.3.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Form 8-K constitute forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “would,” “toward,” “continue,” “following,” “believe,” “may,” “estimate,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include the failure to obtain the required regulatory or shareholder approvals or failure of any of the other conditions which would result in the Transaction not being completed; EHI’s aerial service operations may not be integrated successfully into the Company’s operations or such integration may be more difficult, time-consuming or costly than expected; the expected revenues, cost savings or other synergies from the Transaction may not be fully realized or realized within the expected timeframe; customer and employee relationships and business operations may be disrupted by the

Transaction; the ability to complete the Transactions on the expected timeframe may be more difficult, time-consuming or costly than expected; and other risks and uncertainties more fully described under the heading “Risk Factors” in the Company’s most recently filed Form 10-K as well as the other reports Erickson Air-Crane has filed with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated by reference into this Item 3.02. The issuance of the Preferred Stock pursuant to the EHI Agreement and the Lender SPAs is expected to be exempt from the registration requirements of the Securities Action of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder, based upon appropriate representations, warranties and certifications that the Company has obtained, or will obtain prior to issuance, from the parties receiving such shares.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	EHI Agreement
99.2	First Lien Lender SPA
99.3	Second Lien Lender SPA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erickson Air-Crane Incorporated

Dated: March 20, 2013	By:	/s/ Edward Rizzuti
Edward Rizzuti Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	EHI Agreement
99.2	First Lien Lender SPA
99.3	Second Lien Lender SPA